Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-219206

Prospectus Addendum to Amendment No. 2

to the Prospectus Supplement No. 1 dated March 3, 2008

to the Prospectus dated July 10, 2017

and the Prospectus Supplement dated July 10, 2017.

GS Finance Corp. Medium-Term Notes, Series A guaranteed by

The Goldman Sachs Group, Inc.

Claymore CEF Index-Linked GS ConnectSM ETN

Index-Linked Notes due 2037

(Linked to the Claymore CEF Index)

Goldman Sachs & Co. LLC will, and other affiliates of GS Finance Corp. may, use this prospectus addendum and the accompanying prospectus supplement no. 1, dated March 3, 2008 (which we refer to as the “accompanying prospectus supplement”), in connection with market-making transaction or the continuous offering of Claymore CEF Index-Linked GS ConnectSM ETN Index-Linked Notes due 2037 (Linked to the Claymore CEF Index) (which we refer to as the “notes” in this prospectus addendum).

You should read the accompanying prospectus supplement which describes the specific terms of the notes, together with the accompanying prospectus supplement dated July 10, 2017 relating to Medium-Term Notes, Series A of GS Finance Corp. and the accompanying prospectus dated July 10, 2017 of GS Finance Corp.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Addendum dated July 10, 2017.